Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-221033 and 333-204556 on Form S-3 and Registration Statement Nos. 333-213589, 333-161151, and 333-177572 on Form S-8 of our reports dated February 28, 2018, relating to the consolidated financial statements and financial statement schedules of WEC Energy Group, Inc. and subsidiaries (the “Company”), and the effectiveness of the Company’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of the Company for the year ended December 31, 2017.

/s/DELOITTE & TOUCHE LLP

Milwaukee, Wisconsin
February 28, 2018